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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the Western Digital Corporation Non-Employee Directors Stock-For-Fees Plan and the Western Digital Corporation Deferred Compensation Plan of our report dated July 24, 1996, relating to the consolidated balance sheets of Western Digital Corporation as of June 29, 1996 and July 1, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 29, 1996, which report appears in the June 29, 1996 Annual Report on Form 10-K of Western Digital Corporation.

                                        /s/   KPMG Peat Marwick LLP
                                              KPMG Peat Marwick LLP

Orange County, California
July 17, 1997